UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2013

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                               Entry into a Material Definitive Agreement.

On November 13, 2013, Uranium Resources, Inc. (the “Company” or “URI”) entered into a Loan Agreement (the “Loan Agreement”) among the Company, each of the Company’s subsidiaries, as guarantors, and Resource Capital Fund V L.P. (“RCF”), pursuant to which RCF provided a secured convertible loan facility (the “Facility”) to the Company under which the Company may draw up to $15.0 million.  RCF advanced $3.0 million to the Company following the closing of the Loan Agreement.  Subject to the satisfaction of certain conditions, another $2.0 million of the first tranche will be available to the Company following stockholder approval of the Facility, which is expected to occur on or before January 31, 2014, and two additional tranches of $5.0 million each will be available on April 15, 2014 and July 15, 2014 at the election of the Company.  Amounts drawn under the Facility carry an annualized interest rate of 12% until stockholder approval of the Facility and 10% thereafter.

The Company’s obligations under the Loan Agreement are guaranteed by each of the Company’s direct and indirect subsidiaries.  The Company’s obligations under the Loan Agreement and the guarantees are secured by a lien on substantially all of the assets and property of the Company and the guarantors and by pledges of all of the equity interests of the Company’s direct and indirect subsidiaries.  Additionally, the Company’s obligations under the Loan Agreement and the guarantees are secured by mortgages and a deed of trust on certain real and personal properties of the Company located in New Mexico and Texas.

Amounts drawn under the Facility mature on December 31, 2016, or April 1, 2014 if stockholder approval of the Facility is not received on or before January 31, 2014.  The Company may prepay all or any portion of the amounts drawn under the Facility without penalty, subject to a minimum prepayment amount of $5.0 million or (if lower) the full amount then outstanding.  Prepaid amounts may not be redrawn.  The Loan Agreement contains customary representations, warranties, covenants and events of default and requires, among other things, that the Company use its best efforts to hold a stockholders meeting by January 31, 2014 to approve the Facility.

Following stockholder approval of the Facility, RCF may convert amounts drawn under the Facility (including amounts previously repaid) into shares of URI common stock at an initial rate of $2.60 per share or, if lower, the VWAP for the Company’s common stock for the 20 trading days following announcement of the restatement of the Company’s financial results in connection with previously announced comments received from the Staff of the Securities and Exchange Commission. On November 19, 2013, the Company issued a press release announcing the restatement, a copy of which is filed herewith as Exhibit 99.1.  The conversion price is subject to customary anti-dilution adjustments and further downward adjustment in the case of certain equity issuances by the Company before November 13, 2014.

RCF beneficially owns approximately 32.3% of the Company's common stock. If the Company were to draw the entire $15.0 million proposed under the Facility and RCF were to convert such amount into shares of URI common stock at $2.60 per share, RCF’s ownership in the Company would increase from approximately 32.3% to approximately 51.0%. In addition, under a stockholders’ agreement between RCF and the Company, RCF is entitled to have two designees placed in nomination for a seat on the Company’s Board of Directors, and RCF has the right to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock.

The Company intends to use the proceeds of the Facility for critical general and administrative costs, essential restoration commitments and limited technical studies.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01                               Other Events.

On November 19, 2013, the Company issued a press release announcing, among other things, the entry into the Loan Agreement and the Company’s intention to restate its historical financial statements.  The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                               Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, dated November 13, 2013, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P.

99.1	Press Release dated November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2013

URANIUM RESOURCES, INC.

	By:	/s/ Jeffrey L. Vigil
	Name:	Jeffrey L. Vigil
	Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Loan Agreement, dated November 13, 2013, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P.

99.1	Press Release dated November 19, 2013.